                                                                     EXHIBIT 4.7

                      WARRANT TO PURCHASE COMMON STOCK OF

                              GMH HOLDINGS, INC.


                               TABLE OF CONTENTS


                                                             PAGE
Section 1.    Exercise of Warrant............................ 1

Section 2.    Reservation of Shares.......................... 2

Section 3.    Adjustment of Shares........................... 3

Section 4.    Liquidation, Dissolution, Etc.................. 5

Section 5.    Representations and Warranties of the Company.. 6

Section 6.    Loss, Theft, Destruction or Mutilation......... 8

Section 7.    Shareholder's Rights........................... 8

Section 8.    Notices........................................ 8

Section 9.    Applicable Law................................. 9

Section 10.   Binding Effect................................. 9


SIGNATURES

EXHIBIT A

                      WARRANT TO PURCHASE COMMON STOCK OF

                              GMH HOLDINGS, INC.



          THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (i) RECEIPT BY GMH HOLDINGS, INC. (THE "COMPANY") OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SUCH SECURITIES LAWS IS NOT REQUIRED, OR (ii) REGISTRATION UNDER SUCH SECURITIES LAWS, OR (iii) COMPLIANCE WITH RULE 144 OF THE SECURITIES ACT OF 1933 AS AMENDED.

          THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT DATED AS OF THE DATE HEREOF BY AND AMONG THE COMPANY, ITS STOCKHOLDERS AND WARRANTHOLDERS, WHICH AGREEMENT, INTERALIA, RESTRICTS THE TRANSFER OF THIS WARRANT AND THE SHARES OF CLASS A COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF.

          This is to certify, that, FOR VALUE RECEIVED, ROBERT C. MAYER, JR., his successors and assigns ("Holder") is entitled to purchase from the Company pursuant to this Warrant, 54,688 shares of Class A Common Stock of the Company ("Shares") for a purchase price of $.01 per Share, provided that any rights pursuant to this Warrant must be exercised on or before December 21, 2003.

          Section 1. Exercise of Warrant. This Warrant may be exercised by the Holder hereof as to the whole or any part of shares of Class A
Common Stock covered hereby and may be exercised upon thirty (30) days' prior written notice, sent by certified mail, return receipt requested, to the Company in the form of subscription attached hereto as Exhibit A duly executed by the Holder. Upon payment of the purchase price by the Holder either in cash or check payable to the order of the Company and presentation and surrender of this Warrant, the Company shall deliver a certificate or certificates representing all Shares issued to the Holder pursuant to this Warrant in accordance with the instructions of the Holder. The Shares have not been registered under the Securities Act of 1933, as amended or under the securities laws of any state, and may not be transferred in the absence of (i) receipt of an opinion of counsel satisfactory to the Company that registration under such securities laws is not required, or (ii) registration under such securities laws or (iii) compliance with Rule 144 of the Securities Act of 1933, as amended.

          If this Warrant shall be exercised in respect of a part only of the Shares covered hereby, the Holder shall be entitled to receive a similar Warrant of like tenor and date covering the number of Shares in respect of which this Warrant shall not have been exercised. As used herein, the term "Warrant" shall include any replacement Warrant or Warrants issued pursuant to this paragraph.

          Section 2. Reservation of Shares. The Company hereby covenants and agrees that at all times during the term of this Warrant, there shall be reserved for issuance out of its authorized and unissued Class A Common Stock, the number of shares as shall be required to be issued upon exercise of this Warrant. The Company shall, from time to time, increase the number of authorized shares of Class A Common Stock so as to maintain the number of such shares required to be issued upon the exercise of this Warrant.

          Section 3. Adjustment of Shares. The Shares issuable upon the exercise of this Warrant shall be subject to the following adjustments:

          (i) If at any time after the issuance and before termination of all of the rights granted by this Warrant (either by the exercise in full of the Warrant rights or by reason of the passage of time), there shall be a subdivision, combination, stock dividend, stock split or other distribution (except by sale), or reclassification, or other change of the outstanding shares of Class A Common Stock of the Company into a different kind, or class of shares, stock dividends, stock splits or other distributions, then at the same time the Shares issuable upon the exercise of this Warrant shall, on the date upon which such change shall become effective, be changed into the equivalent thereof (including price and number thereof) under the terms of such subdivision, combination, stock dividend, stock split or other distribution (except by sale for value) or reclassification or other change.

          (ii) If at any time after the issuance and before termination of all of the rights granted by this Warrant (either by the exercise in full of the Warrant rights or by reason of the passage of time), the Company shall consolidate with or merge into another corporation, the Holder hereof shall thereafter be entitled upon the exercise hereof to purchase, with respect to each Share purchasable hereunder, such securities of the surviving corporation as the Holder would be entitled to receive had it exercised this Warrant immediately prior to the effective date of such consolidation or merger, without any change in, or payment in addition to, the purchase price hereunder, and the successor corporation shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions of this Warrant shall thereafter be applicable in relation to any securities or property, thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such consolidation or merger unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the Holder hereof at the address shown on the books of the Company, the obligation to deliver to the Holder such stock, securities or property as in accordance with the foregoing provisions the Holder shall be entitled to purchase. A sale of all or substantially all of the assets of the Company for consideration consisting primarily of stock or securities shall be deemed a consolidation or merger for the foregoing purposes.

          (iii) The Company shall promptly give written notice to the Holder of the happening of any event requiring an adjustment of the number of Shares issuable upon the exercise of this Warrant.

          (iv) If at any time after the issuance and before termination of all of the rights granted by this Warrant (either by the exercise in full of the Warrant rights or by reason of the passage of time) Class A Common Stock of the Company is sold for a price which is less than One Dollar ($1.00) per share (such price being hereinafter called "Lesser Price"), the Holder may purchase the Shares subject to this Warrant at the Lesser Price, and the number of Shares it may purchase shall be increased so that a total investment of $546.88 may be made at the option of the Holder.

          (v) Notwithstanding any anti-dilution provisions contained herein, such provisions shall not apply in the event of any proposed offering for sale of the Company's common stock to the public as provided for under the Securities Act of 1933, as amended, and applicable state securities laws, nor shall a mere increase in the authorized shares or the issuance of shares under an employee fringe benefit or stock option plan or options or warrants granted to the Company's directors result in a change in the price or number of Shares which may be acquired hereunder.

          Section 4. Liquidation, Dissolution, Etc. In the event that the liquidation or dissolution of the Company or the winding up of the Company shall at any time be proposed, the Company shall give the Holder at least thirty (30) days' prior written notice stating the date on which such event is to take place and the date as of which the holders of Class A Common Stock shall be entitled to exchange their Class A Common Stock for securities or other property, deliverable upon such liquidation, dissolution or winding up. During such thirty (30) day period, the Holder may purchase the Shares issuable hereunder and be entitled in respect of the Shares so purchased to all of the rights of the holders of Class A Common Stock of the Company in proportion to the Holder's ownership interest after such purchase. If the Warrant is not exercised prior to the expiration of that thirty (30) day period, it shall be void, and no right shall exist hereunder.

          Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

          (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business.

          (ii) The Company's entire authorized capital consists of (A) 8,000,000 shares of Series A Redeemable Preferred Stock, $.001 par value, all of which shares will be issued and outstanding immediately following the Closing on the date hereof, (B) 2,150,000 shares of Series B Convertible Preferred Stock, $.001 par value, all of which shares will be issued and outstanding immediately following the Closing on the date hereof, (C) 4,375,000 shares of Class A Common Stock, $.001 par value, 1,656,250 of which shares will be issued and outstanding immediately following the Closing on the date hereof, (D) 787,500 shares of Class B Common Stock, $.001 par value, none of which shares will be issued and outstanding immediately following the Closing on the date hereof, and (E) 2,150,000 shares of Class C Common Stock, $.001 par value, none of which shares shall be issued and outstanding immediately following the Closing on the date hereof.

          (iii) The execution and delivery of this Warrant, and the issuance and delivery of the shares of Class A Common Stock of the Company upon the exercise hereof, have been duly authorized by all such proper corporate proceedings as may be necessary, and will not contravene or constitute a default under or with respect to any provision of applicable law or regulation or of the Company's Certificate of Incorporation or By-laws, each as amended, or of any agreement or other instrument binding upon or related to the Company, and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iv) All shares of Class A Common Stock of the Company which may be delivered upon the exercise of this Warrant will, upon delivery, be free from all taxes, liens and charges with respect to the purchase thereof, and such shares of Class A Common Stock will, upon payment of the purchase price hereunder, be duly authorized, validly issued, fully paid and non-assessable.

          (v) All representations and warranties shall survive the execution hereof.

          Section 6. Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant containing the same terms and conditions.

          Section 7. Shareholder's Rights. Except as otherwise set forth in the Stockholders' Agreement dated as of the date hereof by and among the Company, its stockholders and its warrantholders, until the valid exercise of this Warrant, the Holder hereof shall not be entitled to any rights of a stockholder of the Company with respect to any shares purchasable hereunder; immediately upon the exercise of this Warrant and upon payment of the purchase price as provided herein, the Holder hereof shall be deemed a record holder of Class A Common Stock of the Company with respect to the shares purchased hereunder.

          Section 8. Notices. Any notice authorized by this Agreement to be given or made shall be sufficiently given or made if delivered in person or if sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To the Holder:

                         c/o Larkspur Capital Corporation
                         445 Park Avenue
                         New York, New York  10022

To the Company:
                         GMH Holdings, Inc.
                         369 Franklin Street
                         Buffalo, New York  14202
                         Attn:  Gary M. Brost

          Section 9. Applicable Law. This Warrant shall be governed and construed in accordance with the laws of the State of Delaware.

          Section 10. Binding Effect. This Warrant shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs and personal representatives.

          IN WITNESS WHEREOF, this Warrant has been duly executed by the parties hereto as of the 21st day of December, 1995.

                                    GMH HOLDINGS, INC.



                                    By:  /s/ Gary M. Brost
                                         -------------------------------
                                         Gary M. Brost
                                         President



                                   EXHIBIT A
                                   ---------



GMH Holdings, Inc.
369 Franklin Street
Buffalo, New York  14202

          Attention:  President

Gentlemen:

          This letter constitutes an offer to GMH Holdings, Inc. for the following:

          _____________________________________________________  ("Holder")
agrees to subscribe for ________ shares of the Class A Common Stock of the Company ("Stock") for a purchase price of $.01 per share. The total issue price for the Stock is to be $_____________. The Holder shall pay the price in full upon tender of a certificate or certificates representing the Stock.


                                   Very truly yours,



                                   By:____________________
                                   Name:

Accepted:

GMH HOLDINGS, INC.



By:____________________